SUTOR TECHNOLOGY GROUP LIMITED ANNOUNCES THIRD QUARTER FINANCIAL RESULTS OF FISCAL YEAR 2010

CHANGSHU, CHINA, May 13, 2010 –Sutor Technology Group Limited (the “Company”, “Sutor”) (NASDAQ: SUTR), a leading China-based manufacturer and distributor of high-end fine finished steel products and welded steel pipes used by a variety of down-stream applications, today announced its financial results for the third fiscal quarter 2010, ended March 31, 2010.

Third Fiscal Quarter 2010 Financial Highlights:

•	Total revenues were US$114.5 million in the third fiscal quarter 2010, an increase of US$18.6 million or 19.5% as compared to the same period last year

•
Gross profit was US$9.3 million in the third fiscal quarter 2010, an increase of US$2.2 million, or 31.0% as compared to the same period last year. Gross margin was 8.1% for the three months ended March 31, 2010 as compared to 7.4% for the same period last year

•	Net income was US$3.4 million for the third fiscal quarter 2010, an increase of US$0.7 million or 24.5% as compared to the same period last year

•	Fully diluted earnings per share was US$0.09 for the third fiscal quarter 2010, an increase of US$0.02 or 22.4% as compared to the same period last year

“We are pleased with the growth in revenue, net income as well as gross margin in this quarter as compared with the same period last year,” stated Ms. Lifang Chen, Chairwoman and CEO of Sutor. “Despite of the fluctuations in the raw material costs and the steel market, we were able to increase production and profitability during the quarter as we continued to implement new marketing and growth strategies, including focusing on high margin products, expanding international sales and partnering with the first class distributors.”

“As a result of these strategic moves, we have been broadening our end market and customer base and diversifying our product offerings. During the third fiscal quarter, we experienced increased sales from South and Central China where Sutor made significant strides to boost its sales through a series of incentive programs. In addition, we established a strong presence in a number of emerging and fast-growing industries including green energy applications and the auto manufacturing sector that are in line with China’s economic stimulus package and the government’s commitment to a low carbon economy and developing energy-saving materials. We believe that Sutor’s business in these industries also benefitted from the Chinese government’s commitment to transforming the economy from an export and government spending basis to a domestic demand driven economy.”

Ms. Chen continued, “With our proactive marketing efforts and R&D initiatives, we expect increasing demand for our high-end fine finish steel products and customized value added processing services.”

“On the financial front, the additional equity capital we raised in the quarter will allow us to strengthen our R&D capacity and the integration of our production processes that will help us further cut production cost and better serve small- to mid-sized clients.”

Third Fiscal Quarter 2010 Financial Results

Revenues. Revenues were US$114.5 million in the third fiscal quarter 2010 compared to US$95.8 million in the same period last year, a 19.5% increase. Domestic sales were US$103.7 million, a 16.5% increase, accounting for 90.6% of total revenues. International sales were US$10.7 million, a 57.3% increase, accounting for 9.4% of total revenue for the three months ended March 31, 2010.

Gross Profit. Gross profit in the third fiscal quarter 2010 was US$9.3 million compared to US$7.1 million in the same period last year, a 31.0% increase. Gross margin was 8.1% for the third fiscal quarter 2010 compared to 7.4% for the same period last year. The increase in gross margin was the result of the increased sales of the company’s high margin new products and exported products which provided higher margins for the company than domestic sales.

Operating Expenses. Operating expenses were US$3.8 million compared to US$2.9 million in the same period last year, up approximately $0.9 million, or 31.8%. As a percentage of revenue, it was approximately 3.0% vs. 3.3% in the same period last year. The higher operating expenses were primarily the result of the company’s efforts to expand overseas market share and increased shipping costs associated with international sales.

Income from Operations. Income from operations was US$5.5 million in the third fiscal quarter 2010 as compared to US$4.2 million in the same period last year, a 30.5% increase.

Net Income. Net income was US$3.4 million in the third fiscal quarter 2010, compared to US$2.7 million in the same period last year, a 24.5% increase. The company had a higher effective income tax rate of 22.1% this quarter vs. 15.7% for the same period last year due to gradual phase out of preferred income tax treatment.

Financial Condition

In March 2010, the Company completed a US$7.4 million registered direct equity offering. The net proceeds from the offering will be used for general corporate purposes including expanding its R&D facilities and capacity at its existing facilities, and investing in new businesses, products and technologies, both through acquisitions and capital programs, funding ongoing operating, repayment of indebtedness and working capital requirements.

As of March 31, 2010, the Company had cash and cash equivalents of US$16.8 million plus US$48.2 million in restricted cash. The Company had working capital of US$95.3 million.

Recent Developments

In May 2010, Sutor signed new contracts with Hyundai-KIA Group (“Hyundai-KIA”), Baosteel Group Corporation (“Baosteel”) and Nantong GangZhen Steel Strip Ltd. to offer acid pickling steel processing services to the three companies with an annual processing amount of 36,000 metric tons, 48,000 metric tons, and 42,000 metric tons, respectively. The processed steel products will be directly used in auto manufacturing. For the contracts, Sutor is a toll processor and does not pay for the raw materials, but rather receives a fee for processing the orders. Sutor will not have the risk associated with the fluctuations in raw material costs, and the processing orders are expected to achieve gross margins significantly higher than those of the average steel production business. Through the partnership with the world leading auto and steel firms like Hyundai-KIA and Baosteel, the Company expects to further strengthen its industry position and capitalize on the compelling market opportunities ahead.

Conference Call

The dial-in number for the conference call, which will begin today, Thursday, May 13, 2010 at 08:30 a.m. U.S. Eastern Time (08:30 p.m. May 13, 2010 in Beijing/Hong Kong), is the U.S: +1-877-847-0047; China: +800-8765011; Hong Kong: +852 30068101. The conference call passcode is Sutr. More information about the Company is available on our website at http://www.sutorcn.com/English/.

About Sutor Technology Group Limited

Sutor (Nasdaq: SUTR) is one of the leading China-based manufacturers and distributors of high end fine finished steel products and welded steel pipes used by a variety of down stream applications. Sutor utilizes a variety of processes and technological methodologies to convert steel manufactured by third parties into fine finished steel products, including hot-dipped galvanized steel, pre-painted galvanized steel, acid-pickled steel, cold-rolled steel and welded steel pipe products. To learn more about the Company, please visit http://www.sutorcn.com/English/.

Forward-Looking Statements

This press release includes certain statements that are not descriptions of historical facts, but are forward-looking statements. Such statements include, among others, those concerning our expected financial performance and strategic and operational plans, our future operating results, our expectations regarding the market for our steel finishing fabrication products, our expectations regarding the continued growth of the steel market, as well as all assumptions, expectations, predictions, intentions or beliefs about our relative strength and about future events. You are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties, including developments in the world economy and in our industry, could cause our actual results to differ materially from those anticipated, expressed or implied in the forward-looking statements. These risks and uncertainties include, but not limited to, the factors mentioned in the "Risk Factors" section of our Annual Report on Form 10-K for the year ended June 30, 2009, and other risks mentioned in our other reports filed with the Securities Exchange Commission, or SEC. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at http://www.sec.gov. The words "believe," "expect," "anticipate," "project," "targets," “optimistic," "intend," "aim," "will" or similar expressions are intended to identify forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. The Company assumes no obligation and does not intend to update any forward-looking statements, except as required by law.

For more information, please contact:

Mr. Jason Wang
Sutor Technology Group Limited
Tel: +86-512-5268-0988
http://www.sutorcn.com

Mr. Brian M. Prenoveau, CFA
ICR, LLC
Tel: +1-203-682-8200

--FINANCIAL TABLES FOLLOW—

SUTOR TECHNOLOGY GROUP LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	June 30,
	2010	2009

ASSETS
Current Assets:
Cash and cash equivalents	$16,808,922	$10,653,438
Restricted cash	48,241,237	64,811,741
Trade accounts receivable, net of allowance for
doubtful accounts of $610,848 and $816,268, respectively	12,513,078	12,107,602
Other receivables	359,896	463,916
Advances to suppliers, related parties	104,008,051	76,391,552
Advances to suppliers, net of allowance
of $291,931 and $817,159, respectively	23,573,629	25,039,763
Inventory	37,387,616	44,163,502
Notes receivable	1,448,194	178,237
Deferred income taxes	334,749	397,998
Total Current Assets	244,675,372	234,207,749
Property and Equipment, net of accumulated depreciation of
$23,970,850 and $18,799,763, respectively	71,220,529	77,242,707
Intangible Assets, net of accumulated amortization of
$396,523 and $345,130, respectively	3,000,423	3,047,498
TOTAL ASSETS	$318,896,324	$314,497,954

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$17,040,271	$16,077,413
Advances from customers	22,667,310	18,805,901
Other payables and accrued expenses	4,571,506	3,810,075
Other payables – related parties	298,416	140,252
Short-term notes payable	104,201,015	104,338,736
Short-term notes payable - related parties	585,129	9,900,727
Total Current Liabilities	149,363,647	153,073,104
Long-Term Notes Payable	2,859,995	2,859,995
Long-Term Notes Payable - Related Parties	-	249,996
Total Liabilities	152,223,642	156,183,095

Stockholders' Equity
Undesignated preferred stock - $0.001 par value;
1,000,000 shares authorized; no shares outstanding	-	-
Common stock - $0.001 par value; 500,000,000 shares authorized;
40,715,602 and 37,955,602 shares outstanding, respectively	40,715	37,955
Additional paid-in capital	42,439,051	42,233,307
Statutory reserves	12,601,921	12,601,921
Retained earnings	92,788,297	84,865,780
Accumulated other comprehensive income	18,802,698	18,575,896
Total Stockholders' Equity	166,672,682	158,314,859
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$318,896,324	$314,497,954

SUTOR TECHNOLOGY GROUP LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME
(Unaudited)

	For The Three Months Ended		For The Nine Months Ended
	March 31		March 31
	2010	2009	2010	2009

Revenue:
Revenue	$53,393,402	$33,579,821	$165,933,164	$185,494,277
Revenue from related parties	61,058,979	62,230,954	187,502,281	134,444,871
	114,452,381	95,810,775	353,435,445	319,939,148

Cost of Revenue
Cost of revenue	48,928,589	31,773,931	153,813,836	171,572,683
Cost of revenue from related party sales	56,209,868	56,926,963	177,272,203	118,400,951
	105,138,457	88,700,894	331,086,039	289,973,634

Gross Profit	9,313,924	7,109,881	22,349,406	29,965,514

Operating Expenses:

Selling expense	1,815,730	1,157,110	4,464,208	3,119,871
General and administrative expense	1,980,356	1,723,817	4,466,783	4,339,052

Total Operating Expenses	3,796,086	2,880,927	8,930,991	7,458,923
Income from Operations	5,517,838	4,228,954	13,418,415	22,506,591

Other Income (Expense):
Interest income	389,750	352,733	973,089	1,348,171
Other income	6,211	12,281	373,175	304,865

Interest expense	(1,535,430)	(1,320,993)	(4,150,479)	(4,644,134)
Other expense	(22,592)	(37,402)	(344,870)	(582,387)

Total Other Income (Expense)	(1,162,061)	(993,381)	(3,149,085)	(3,573,485)

Income Before Taxes	4,355,777	3,235,573	10,269,330	18,933,106

Provision for income taxes	(961,085)	(509,433)	(2,346,813)	(2,109,790)

Net Income	$3,394,692	$2,726,140	$7,922,517	$16,823,316

Basic and Diluted Earnings per Common Share	$0.09	$0.07	$0.21	$0.44

Net Income	$3,394,692	$2,726,140	$7,922,517	$16,823,316
Foreign currency translation adjustment	33,378	172,713	226,802	543,105
Comprehensive Income	$3,428,070	$2,898,853	$8,149,319	$17,366,421

SUTOR TECHNOLOGY GROUP LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For The Nine Months Ended
	March 31
	2010	2009
Cash Flows from Operating Activities:
Net income	$7,922,517	$16,823,316
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	5,260,692	4,522,952
Deferred income taxes	63,740	(21,402)
Stock based compensation	10,133	-
Loss (gain) on sale of assets	3,549	(161,410)
Changes in current assets and liabilities:
Trade accounts receivable, net	(389,975)	1,282,339
Other receivable, net	104,586	(18,441)
Advances to suppliers - related parties	(37,108,213)	35,084,256
Advances to suppliers	1,561,993	8,955,166
Inventories	6,830,463	12,766,527
Accounts payable	2,980,169	(8,228,932)
Advances from customers	3,836,561	(17,006,436)
Other payables and accrued expenses	1,432,592	551,307
Other payables - related parties	298,345	-
Net Cash Provided By (Used in) Operating Activities	(7,192,848)	54,549,242

Cash Flows from Investing Activities:
Changes in notes receivable	(1,269,427)	99,256
Purchase of property and equipment, net of value added tax refunds received	(1,196,621)	(17,105,642)
Proceeds from sale of assets	-	782,719
Net change in restricted cash	16,649,017	(2,739,553)
Net Cash Provided By (Used in) Investing Activities	14,182,969	(18,963,220)

Cash Flows from Financing Activities:
Proceeds from issuance of notes payable	95,709,395	125,537,883
Payments on notes payable	(95,979,838)	(161,740,223)
Proceeds from issuance of notes payable - related parties	199,932	17,515,845
Payments on notes payable - related parties	(985,269)	(8,757,922)
Distribution to certain shareholders in connection with the reorganization of Ningbo	(6,615,825)	-
Net proceeds from issuance of common stock and warrants	6,814,196	-
Proceeds from issuance of notes payable - principal shareholder	-	5,247,013
Net Cash (Used in) Financing Activities	(857,409)	(22,197,404)

Effect of Exchange Rate Changes on Cash	22,772	50,145

Net Change in Cash	6,155,484	13,438,763
Cash and Cash Equivalents at Beginning of period	10,653,438	12,494,339
Cash and Cash Equivalents at End of period	$16,808,922	$25,933,102

Supplemental Non-Cash Financing Activities
Offset of notes payable to related party against receivable from related parties (Note 6)	$9,597,783	$-

Supplemental Cash Flow Information
Cash paid during the period for interest	$3,744,722	$4,666,281
Cash paid during the period for income taxes	$1,465,412	$2,391,874